Exhibit 99.2

Press Release	Source: Foldera, Inc.
Continued - An Interview with Richard Lusk, Founder and Chief Executive Officer of Foldera, Inc.

This is Part Two in a Series of Interviews

HUNTINGTON BEACH, Calif.--(BUSINESS WIRE)--This interview with Richard Lusk of Foldera (OTCBB:FDRA - News) was conducted by Stephen Gjolme, Principal of the Ibis Consulting Group, an investment relations firm.

This is part two of a series of interviews. The first part was made public Friday 27 October, 2006.

Ibis -- "Ok, so what is Foldera?"

Foldera is the next generation Information Organizer.

Ibis -- "What's an Information Organizer?"

Outlook, Lotus Notes and Palm are examples of old-fashioned Information Organizers. Foldera is the new, next generation Information Organizer.

Ibis -- "What's wrong with the old ones?"

Users of legacy Organizers do the sorting and filing manually and they do it after the fact -- which means they waste a lot of time and their digital info isn't organized in real time. Users of these systems are never in sync with the people they work with because everyone organizes their work at different times. They cost a lot of money too. The basic version of Foldera is free.

Ibis -- "Why is Foldera better?"

Foldera does the sorting and filing for you -- saving users lots of time. Also, Foldera organizes your information while you work, so you are always in sync with the people you work with. Foldera thinks that software should do the organizing, not users, and it should be done while you work, not afterwards.

Ibis -- "OK, so how does Foldera work?"

Our users open a folder for each one of their projects or activities and then invite in other Foldera users to collaborate and share information within the context of that single activity. Our technology makes it possible for our users to launch their email, instant messaging, calendar, document and task management tools right from within each folder. Everyone involved in the project or activity uses their tools just like they normally do, so there's nothing new to learn. Then, in the background, the Foldera folders sort and file everything instantly, all on a project-by-project basis. This means that the email, instant message dialogs and documents related to each of your projects are grouped together in chronological order, in one centralized location that you can access from wherever you are, and it's all done automatically. Foldera users will never have to sort and file digital information into folders ever again!

Ibis -- "Describe your typical customer?"

Our typical customer is a small- to mid-sized business, or a department within an enterprise. We see lots of distributed teams, working away from a central office, working across time zones, typically with a project or activity-centric focus.

Ibis -- "How do you get your customers?"

Our aim is to build the best Information Organizer in the world, and give away our basic service for free. We hope that our customers will find our service useful and tell their friends about Foldera, who in turn tell their friends too. This viral distribution model has been used successfully by MySpace, Hotmail, Facebook, YouTube, Skype and many others. In fact, since we started taking reservations, we have over 15,000 businesses requesting accounts. These aren't live accounts yet, but we have tremendous demand for our service. Other than participating in a few conferences, we haven't spent a dime on marketing.

Ibis -- "If Foldera is free, then how do you make money?"

Foldera is web native, and it was built from scratch to be delivered over the web. This architecture is highly maintainable and scalable, so we have low costs. This low cost advantage makes it possible for us to operate on an ad supported business model similar to the one that Google (GOOG) uses. Foldera also expects to generate revenues from the sale of services such as extra data storage, premium services and support plans, as well as from embedded search and contextual advertising.

Ibis -- "Who are your competitors?"

We will be competing with Microsoft (MSFT), IBM (IBM), Oracle (ORCL), Novel (NOVL) and others.

Ibis -- "These companies are huge. How can you compete with them?"

They charge a lot, our basic service is free. They have good features, but Foldera has features that they don't have. For example: their users have to sort and file their information, our users don't, because Foldera does it for them. Their users organize after the fact; Foldera organizes our users' info in real time. Their systems take weeks or months to set up, ours can be set up in minutes. Their setup requires technical personnel; anyone can set up a Foldera account. Many of these systems are desktop based, making it hard to get your info when you are away from your PC. Foldera is web based, so you can get your info from wherever you are. I think we're in pretty good shape.

Ibis - "Sounds great, best of luck to you and Foldera."

Thanks.

Ibis - Our next interview will be with Blake Hunnel, Foldera's Chief Information Architect. Blake is responsible for the data center build out and the hosting activities of the company. This interview will be posted on Wednesday November 1, 2006.

About Foldera

Foldera(TM) is the free, secure and easy-to-use service that instantly organizes workflow. Foldera combines web-based email, instant messaging, a document manager, a task manager, a calendar, a contact manager and sharable folders into a unified productivity suite, available with a single login from any web browser. Foldera also has the unique ability to instantly sort and file your sent and incoming email, instant message dialogs, documents, tasks, and events into folders, on a project-by-project basis, chronologically and in real-time.

Foldera expects to generate revenues from the sale of services such as extra data storage, premium service and support plans, as well as from embedded search and contextual advertising. Founded in 2001, Foldera is a publicly traded company (OTCBB:FDRA - News), headquartered in Huntington Beach, California.

For more information or to sign up for service, visit http://www.foldera.com.

This press release includes a number of forward-looking statements that reflect our management's current views with respect to future events and financial performance. Forward-looking statements include, but are not limited to, statements that are not historical facts, and statements including forms of the words "intend," "believe," "will," "may," "could," "expect," "anticipate," "plan," "possible," and similar terms. Actual results could differ materially from the results implied by the forward-looking statements due to a variety of factors, many of which are discussed throughout this Quarterly Report and in our SEC filings. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly release any revisions to these forward-looking statements that may reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless required by law. Factors that could cause actual results to differ materially from those expressed in any forward-looking statement made by us include, but are not limited to:

•	the ability to finance activities and maintain financial liquidity;

•	unexpected resistance to the adoption of our product offering;

•	changes in consumer preferences or trends;

•	competitive offerings; and

•	the ability to develop a strong brand identity.

Contact:
Foldera, Inc.
Hugh Dunkerley, 714-766-8737
hdunkerley@foldera.com